EXHIBIT 8.1


Amwest Insurance Group, Inc.
6320 Canoga Avenue, Suite 300
Woodland Hills, California 91367

Re:           Amwest Insurance Group, Inc. -
              Form S-4 Registration Statement

Gentlemen:

                  We have acted as counsel to Amwest Insurance Group, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-4 Registration Statement No. 333-00119 under the Securities Act of 1933, as amended (the "Registration Statement"), of 992,000 shares of the Company's common stock, $.01 par value (the "Shares"). The Shares are being offered to the stockholders of Condor Services, Inc. ("Condor") by the Company as consideration for a merger (the "Merger") of Condor with and into the Company to be effected pursuant to the Agreement and Plan of Merger dated as of November 30, 1995, by and between the Company and Condor. In connection with the Registration Statement, you have requested our opinion concerning the summary of certain federal income tax issues set forth in the prospectus (the "Prospectus") that forms a part of the Registration Statement under the heading "The Merger--Certain Federal Income Tax Consequences."

                  The discussion set forth in the Prospectus under the heading "The Merger--Certain Federal Income Tax Consequences" states that it is anticipated that counsel for the Company and counsel for Condor will render an opinion to the Company and to Condor, respectively, at the closing of the Merger (the "Closing"), that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Codeof 1986, as amended. This letter does not constitute such an opinion, and does not constitute an opinion regarding the likelihood that such an opinion will be rendered. Such opinions, if rendered, will be rendered at the Closing and will be based on certain factual representations and assumptions made at or around the Closing which, if untrue or incorrect, could affect the discussion set forth in the Prospectus.

                  We are opining herein as to the effect of the federal income tax laws of the United States on the Merger as of the date hereof, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

                  Based on the foregoing and our understanding of the pertinent facts, in our opinion, the discussion in the Prospectus under the heading "The Merger--Certain Federal Income Tax Consequences," is an accurate summary of the United States federal income tax consequences of the Merger that are likely to be material to the stockholders of Amwest and Condor.

                  This opinion is rendered only to you and is solely for your benefit in connection with filing the Registration Statement and Prospectus with the Securities and Exchange Commission. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the Prospectus.

                                          Very truly yours,



                                          GIBSON, DUNN & CRUTCHER

PSI: SLT
LT960370028/2+